Exhibit 9.2

NEVADA GEOTHERMAL POWER INC.

CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2009

(Expressed in US Dollars)

(AUDITED)

Report of Independent Registered Chartered Accountants

To the Shareholders of Nevada Geothermal Power Inc.

We have audited the consolidated balance sheet of Nevada Geothermal Power Inc. as at June 30, 2009 and the consolidated statements of loss, comprehensive loss, cash flows and changes in shareholders' equity for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

With respect to the consolidated financial statements as at and for the year ended June 30, 2009, we conducted our audit in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States).  These standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at June 30, 2009 and the results of its operations and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles.

The consolidated financial statements as at June 30, 2008 and for each of the years ended June 30, 2008 and 2007, prior to adjustments for the change in reporting currency as described in Note 2(r)(iv), were audited by other auditors who expressed an opinion without reservation on those statements in their report dated October 10, 2008 and included a separate report titled Comments by Auditors for U.S. Readers on Canada/U.S. Reporting Differences containing an emphasis of matter concerning the Company’s ability to continue as a going concern. We have audited the adjustments to the consolidated financial statements as at June 30, 2008 and for the years ended June 30, 2008 and 2007 and in our opinion, such adjustments, in all material respects, are appropriate and have been properly applied.

The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.

(Signed) Deloitte & Touche LLP

Independent Registered Chartered Accountants

Vancouver, Canada

September 29, 2009

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Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference

The standards of the Public Company Accounting Oversight Board (United States) require the addition of an explanatory paragraph when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in Note 1 to the consolidated financial statements. Although we conducted our audit in accordance with both Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), our report to the Shareholders dated September 29, 2009 is expressed in accordance with Canadian reporting standards which do not permit a reference to such conditions and events in the auditors’ report when these are adequately disclosed in the financial statements.

(Signed) Deloitte & Touche LLP

Independent Registered Chartered Accountants

Vancouver, Canada

September 29, 2009

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NEVADA GEOTHERMAL POWER INC.

CONSOLIDATED BALANCE SHEETS

As at June 30, 2009 and 2008

(Expressed in US Dollars)

	2009	2008
ASSETS
Current
Cash and cash equivalents	$2,390,428	$11,473,360
Restricted cash (Note 16 f)	16,370,100	-
Amounts receivable	115,039	143,638
Marketable securities (Note 5)	85,985	180,640
Prepaid expenses	901,427	134,580
	19,862,979	11,932,218

Restricted Cash (Note 16 f)	2,225,336	674,452
Property, Plant and Equipment (Note 6)	112,161,405	18,561,283
Interests in Geothermal Properties (Note 7)	88,561,126	50,250,926
	$222,810,846	$81,418,879

LIABILITIES
Current
Accounts payable and accrued liabilities	$17,438,406	$10,540,410
Deferred construction amounts payable (Note 8)	9,028,380	-
Short-term portion of long-term liabilities (Note 10)	149,095,125	-
	175,561,911	10,540,410

Long-term Payables (Note 9)	632,182	-
Long-term Liabilities (Note 10)	-	20,903,323
Cash Settled Option (Note 10)	1,820,844	-
Asset Retirement Obligation (Note 11)	932,689	1,054,645
Future Income Tax Liability (Note 12)	1,320,440	-
	180,268,066	32,498,378

SHAREHOLDERS' EQUITY
Share Capital (Note 13)	53,857,748	53,701,819
Contributed Surplus	4,250,432	4,004,103
Accumulated Other Comprehensive Income	1,862,302	3,553,521
Deficit	(17,427,702)	(12,338,942)
	42,542,780	48,920,501
	$222,810,846	$81,418,879

Commitments (Note 16)

Subsequent Events (Note 19)

Approved on behalf of the Board of Directors:

“Brian Fairbank”	“Domenic Falcone”
Director	Director

The accompanying notes are an integral part of these consolidated financial statements.

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NEVADA GEOTHERMAL POWER INC.

CONSOLIDATED STATEMENTS OF LOSS

for the years ended June 30, 2009, 2008 and 2007

(Expressed in US Dollars)

	2009	2008	2007

Operating Expenses
Accounting and audit	$220,067	$50,386	$35,009
Administration	959,202	835,477	199,181
Accretion of asset retirement obligation	58,446	20,931	-
Amortization	88,421	61,877	18,143
Consulting fees	759,042	270,472	318,627
Conventions and publishing	217,889	327,853	156,319
Investor communication	31,265	127,604	121,393
Insurance	50,461	60,005	77,697
Legal	229,459	264,392	131,182
Office expenses	138,558	145,958	69,163
Recruitment fee	-	129,875	-
Rent and telephone	125,403	142,841	68,307
Stock-based compensation	307,359	858,890	1,129,388
Transfer agent and regulatory fees	51,825	97,754	67,866
Travel and business development	126,021	161,860	120,505
	3,363,418	3,556,175	2,512,780

Other (Expenses) Income
Change in fair value of cash settled option	(61,343)	-	-
Gain on sale of marketable securities	-	-	91,793
Foreign exchange loss	(1,737,199)	(309,394)	(563,369)
Interest income	346,520	313,783	395,722
Loss on disposal of equipment	(8,395)	(3,286)	-
Property option proceeds in excess of mineral property costs	-	129,305	50,245
Undrawn commitment fee	(264,925)	-	-
	(1,725,342)	130,408	(25,609)
Net Loss for the year	$(5,088,760)	$(3,425,767)	$(2,538,389)

Basic and diluted loss per share	$(0.05)	$(0.04)	$(0.04)
Weighted average number of common shares issued and outstanding	94,438,849	79,122,910	61,294,757

The accompanying notes are an integral part of these consolidated financial statements.

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NEVADA GEOTHERMAL POWER INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

for the years ended June 30, 2009, 2008 and 2007

(Expressed in US Dollars)

	2009	2008	2007

Net loss for the year	$(5,088,760)	$(3,425,767)	$(2,538,389)

Other comprehensive income
Foreign translation (loss) gain	(1,596,563)	1,325,969	2,193,728
(Decrease) increase in unrealized holdinggains on marketable securities	(94,656)	(10,889)	44,713

Comprehensive loss	$(6,779,979)	$(2,110,687)	$(299,948)

The accompanying notes are an integral part of these consolidated financial statements.

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NEVADA GEOTHERMAL POWER INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

for the years ended June 30, 2009, 2008 and 2007

(Expressed in US Dollars)

	2009	2008	2007

Cash flows used in operating activities
Net Loss for the period	$(5,088,760)	$(3,425,767)	$(2,538,389)
Items not requiring (providing) cash:
Amortization	88,421	61,877	18,143
Accretion of asset retirement obligation	58,446	20,931	-
Change in fair value of cash settled option	61,343	-	-
Foreign exchange loss	1,737,199	-	-
Gain on sale of marketable securities	-	-	(91,793)
Loss on disposal of equipment	8,395	3,286	-
Marketable securities received as option payment	-	(68,303)	(41,497)
Recruitment fees	-	129,875	-
Stock-based compensation	307,359	858,890	1,129,388
Undrawn commitment fee	264,925	-	-
Changes in non-cash working capital:
Decrease (increase) in accounts receivable	28,599	(70,016)	14,685
Decrease in accounts payable	(158,553)	(2,350,441)	(1,236,530)
(Increase) decrease in prepaid expenses	(766,847)	21,734	(118,835)

	(3,459,473)	(4,817,934)	(2,864,828)

Cash flows used in investing activities
Proceeds from disposal of marketable securities	-	-	174,519
Increase in restricted cash	(17,920,984)	(3,710)	(593,322)
Acquisition and construction of property, plant and equipment	(66,800,800)	(12,657,071)	(38,624)
Geothermal property interests	(39,604,566)	(20,210,945)	(11,467,771)
Proceeds from disposal of equipment	31,454	1,034	-

	(123,794,896)	(32,870,692)	(11,925,198)

Cash flows from financing activities
Net proceeds from private placements	-	13,909,223	12,254,290
Loan advances	139,292,591	20,166,304	-
Loan repayment	(20,723,093)	-	-
Proceeds from agents' units exercised	-	1,401,703	-
Proceeds from options exercised	94,899	349,337	260,639
Proceeds from warrants exercised	-	27,222	-

	118,664,397	35,853,789	12,514,929

Effect of exchange rate changes on cash and cash equivalents	(492,960)	599,060	595,258

Decrease in cash and cash equivalents	(9,082,932)	(1,235,777)	(1,679,839)

Cash and cash equivalents, beginning of year	11,473,360	12,709,137	14,388,976
Cash and cash equivalents, end of year	$2,390,428	$11,473,360	$12,709,137

Additional Cash Flow Information (Note 17)

The accompanying notes are an integral part of these consolidated financial statements.

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NEVADA GEOTHERMAL POWER INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

for the years ended June 30, 2009, 2008 and 2007

(Expressed in US Dollars)

			Other Comprehensive Income
			Currency	Revaluation		Total
	Share	Contributed	Translation	of Marketable		Shareholders'
	Capital	Surplus	Differences	Securities	Deficit	Equity

Balance, June 30, 2007	$36,875,324	$4,017,340	$2,193,728	$44,713	$(8,913,176)	$34,217,929

Issued for cash
Agents' units exercised	1,396,783	-	-		-	1,396,783
Net proceeds from private placement	13,675,004	-	-		-	13,675,004
Stock options exercised	349,351	-	-		-	349,351
Share purchase warrants exercised	27,223	-	-		-	27,223
Stock options exercised - stock option valuation	1,248,254	(1,248,254)	-		-	-
Issued for recruitment fees	129,880	-	-		-	129,880
Stock options granted	-	858,924	-		-	858,924
Agents' compensation option	-	376,093	-		-	376,093
Currency translation differences	-	-	1,325,969		-	1,325,969
Decrease in marketable securities	-	-	-	(10,889)	-	(10,889)
Loss for the year	-	-	-		(3,425,766)	(3,425,766)

Balance, June 30, 2008	53,701,819	4,004,103	3,519,697	33,824	(12,338,942)	48,920,501

Issued for cash
Stock options exercised	94,899	-	-	-	-	94,899
Stock options exercised - stock option valuation	61,030	(61,030)	-	-	-	-
Stock options granted	-	307,359	-	-	-	307,359
Currency translation differences	-	-	(1,596,563)	-	-	(1,596,563)
Decrease in marketable securities	-	-	-	(94,656)	-	(94,656)
Loss for the year	-	-	-	-	(5,088,760)	(5,088,760)
Balance, June 30, 2009	$53,857,748	$4,250,432	$1,923,134	$(60,832)	$(17,427,702)	$42,542,780

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NEVADA GEOTHERMAL POWER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Expressed in US Dollars)

1.

NATURE OF OPERATIONS AND GOING CONCERN

Nevada Geothermal Power Inc. (“the Company”) was incorporated on April 13, 1995 under the laws of British Columbia and is currently in the development stage.  The Company’s common shares are traded on the TSX Venture Exchange under the trading symbol NGP and on the OTC Bulletin Board in the United States under the symbol NGLPF.

The Company is in the process of exploring, evaluating and developing its geothermal properties.  The recoverability of the amounts shown for geothermal properties and related deferred costs is dependent upon the existence of economically feasible geothermal projects, the ability of the Company to obtain necessary financing to complete the development of the properties, and upon future profitable production.

On August 29, 2008, the Company closed a financing with Trust Company of the West (“TCW”) to issue up to $180 million of debt for the continued development of its Blue Mountain power plant project. As at June 30, 2009, $159,598,619 had been drawn under the debt agreement with an additional $15,306,603 drawn after year-end. The Company estimates that it will exceed the $180 million loan facility prior to completion of the Blue Mountain Project.  At June 30, 2009, the Company was not in compliance with certain terms of the loan Agreement with TCW, principally those relating to the project capital costs. The Company is working closely with TCW to remedy this situation and no event of default has been asserted. The loan has been classified as a short-term liability. Consequently, as at June 30, 2009 the Company had a working capital deficiency of $155,698,932. In addition, the Company’s cumulative development costs have resulted in accumulated losses totalling $17,427,702.

The Company’s ability to continue as a going concern is dependent upon the Company’s ability to obtain the necessary financing to complete its geothermal projects, and on refinancing any outstanding balance in excess of $70 million on the TCW loan shortly after the later of commercial operation and substantial completion of the Blue Mountain project.  It is also dependent upon successful completion of its geothermal projects, primarily Blue Mountain, upon its ability to attain profitable operations and to generate power in accordance with the power purchase agreement. The Company is currently exploring a number of possibilities in this regard. There is no assurance that management will be successful in achieving these objectives. In addition, the Company continues to be subject to drilling risk, since the success of future drilling is not fully predictable.

These consolidated financial statements do not reflect adjustments to the carrying value of assets and liabilities, the reported expenses and other income and balance sheet classifications used that would be necessary if the going concern assumption were not appropriate.  Such adjustments could be material.

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)

Basis of Presentation and Consolidation

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles.  The major differences between Canadian and US GAAP which affect the Company’s financial statement are described in note 18.

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NEVADA GEOTHERMAL POWER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Expressed in US Dollars)

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

a)

Basis of Presentation and Consolidation (Continued)

The financials include the accounts of the Company and its wholly owned subsidiaries:

•

Blue Mountain Power Company Inc., incorporated in the province of British Columbia;

•

NGP Chile Ltda., incorporated in Chile;

•

Desert Valley Gold Co., incorporated in the State of Nevada;

•

Nevada Geothermal Power Company, incorporated in the State of Nevada;

•

Nevada Geothermal Operating Company, a Delaware limited liability company;

•

NGP Blue Mountain Holdco LLC, a Delaware limited liability company; and

•

NGP Blue Mountain I LLC, a Delaware limited liability company.

All significant inter-company balances and transactions have been eliminated upon consolidation.

b)

Use of Estimates

The preparation of financial statements in accordance with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from management’s best estimates as additional information becomes available in the future.

Significant areas of estimation include the following:

•

Assumptions made around estimated future cash flows relating to the long-term liability (note 10);

•

Assumptions made as a part of the fair value calculations for the cash settled option;

•

The calculation of the fair value of the asset retirement obligation;

•

The calculation of the stock-based compensation expense;

•

Determining the realizable amount of future income tax assets; and

•

Recognition and measurement of contingent liabilities.

c)

Foreign Currency Translation

Items included in the financial statements of each entity in the Group are measured using the currency of the primary economic environment in which the entity operates (the functional currency).  The consolidated financial statements are presented in US dollars.

Transactions and balances:

Monetary assets and liabilities denominated in foreign currency are translated at exchange rates at balance sheet date.  Revenues and expenses are translated at the exchanges rates prevailing on the transaction dates.  Realized and unrealized exchange gains and losses are included in the statement of loss and deficit.

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NEVADA GEOTHERMAL POWER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Expressed in US Dollars)

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

c)

Foreign Currency Translation (Continued)

Group companies:

The results and financial position of all Group companies that have a functional currency different from the presentation currency are translated into the Group’s presentation currency using the current rate method:

•

Statements of loss and deficit and cash flow statements are translated at the average exchange rates prevailing during each reporting period.

•

Assets and liabilities are translated at the exchange rates prevailing at balance sheet date.

•

All resulting exchange differences arising from the translation are included as a separate component of other comprehensive income.

d)

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid investments with original maturity dates of 90 days or less. Cash subject to restrictions that prevent its use for current purposes is presented as restricted cash.

e)

Marketable Securities

In accordance with section 3855 Financial Instruments – Recognition and Measurement of the Canadian Institute of Chartered Accountants Handbook, the Company has designated its marketable securities, composed of publicly traded shares of another resource company, as available-for-sale financial assets.  Accordingly, marketable securities are carried at fair value, and changes in fair value are recognized in other comprehensive income, except for impairment losses.  The cumulative gain or loss previously recognized in other comprehensive income is recognized in net income for the period at the time the marketable securities are derecognized. The fair value of publicly traded securities is based on quoted market prices.

f)

Property, Plant and Equipment and Amortization

Property, plant and equipment are recorded at cost and are amortized over their estimated useful lives using the declining balance method at the following annual rates:

Computer equipment	30%
Field equipment	30%
Office furniture and equipment	20%
Vehicles	20%
Computer software	100%

The Company’s assets under construction are recorded at cost, and include direct construction and development costs as well as overhead costs directly attributable to the construction activities of the Blue Mountain Project. Capitalization of costs ceases when an item of property, plant and equipment, or a portion thereof, is substantially complete and ready for productive use. Revenue derived from an item of property, plant and equipment prior to substantial completion is included in cost.

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NEVADA GEOTHERMAL POWER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Expressed in US Dollars)

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

f)

Property, Plant and Equipment and Amortization (Continued)

Upon substantial completion, the balance included in assets under construction will be transferred to plant and equipment.  Plant and equipment will be amortized on a straight-line basis over the useful life of the assets, which is expected to be up to 30 years.

g)

Geothermal Property Costs

Costs of acquisition, exploration and development of geothermal properties are capitalized on an area-of-interest basis.  Amortization of geothermal property costs will commence at the time each property becomes capable of production. If an area of interest is abandoned, the costs thereof are charged to income in the year of abandonment.

h)

Option Proceeds Received on Geothermal Properties

Option proceeds received are treated as a reduction of the carrying value of the related geothermal properties and deferred exploration costs and the excess, if any, is taken into income.

i)

Impairment of Long-Lived Assets

The Company applies the Canadian Institute of Chartered Accountants Handbook Section 3063, Impairment of Long-Lived Assets, which addresses the recognition, measurement and disclosure of the impairment of long-lived assets.  Section 3063 requires that an impairment loss be recognized if the carrying amount of a long-lived asset is not recoverable.  The carrying amount of a long-lived asset is not recoverable if the carrying amount exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposition.  Any impairment loss to be recognized is measured as the amount by which the carrying amount of the long-lived asset exceeds its fair value.

j)

Asset Retirement Obligations (“AROs”)

Future costs to retire an asset, including environmental costs, remediation and ongoing treatment and monitoring of the site, are recognized at fair value in the period in which it is incurred, when a reasonable estimate of fair value can be made. The asset retirement cost is capitalized as part of the asset’s carrying value and amortized over the asset’s useful life.

In subsequent periods, the liability is adjusted for any changes in the liability resulting from the passage of time as well as for revisions to the amount or timing of the underlying cash flows. Changes in fair value resulting from the passage of time are recognized in the statement of loss and deficit. Changes in the fair value resulting from revisions to the amount or timing of the underlying cash flows are capitalized to the related asset.

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NEVADA GEOTHERMAL POWER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Expressed in US Dollars)

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

k)

Financial Instruments

Financial instruments carried on the balance sheet include cash and cash equivalents, amounts receivable, marketable securities, accounts payable and accrued liabilities, long-term payables, long-term liabilities and derivatives, namely the cash settled option.

The Company classifies its financial instruments into one of the following categories: held to maturity, available-for-sale, held for trading or loans and receivables. Financial assets classified as held to maturity, loans and receivables and financial liabilities other than those held for trading are measured at amortized cost.  Available-for-sale financial assets are measured at fair value with unrealized gains and losses recorded in other comprehensive income.  Instruments classified as held for trading are measured at fair value with unrealized gains and losses recognized in the statement of loss and deficit for the period.

As at June 30, 2009, the Company had not entered into any hedging arrangements.

l)

Long-term Liabilities

Long-term liabilities are recognized initially at fair value, net of transaction costs incurred. Long-term liabilities are subsequently stated at amortized cost using the effective interest rate method.  The effective interest rate is calculated by estimating the cash flows associated with the loan, considering all contractual terms of the financial instrument. The calculation includes all fees paid or received between the parties to the contract that are an integral part of the effective interest rate, transaction costs, and all other premiums or discounts.

When the estimated future cash flows change, the Company adjusts the carrying amount of the loan to reflect actual and revised estimated cash flows. The Company recalculates the carrying amount by computing the present value of estimated future cash flows at the financial instrument's original effective interest rate.

m)

Share Purchase Warrants

Proceeds from unit placements were allocated between shares and warrants issued according to their relative fair value using the residual method to determine the fair value of warrants issued.  Warrants issued to brokers were valued using the Black-Scholes model.  Share purchase warrants are included in Share Capital on the balance sheet.

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NEVADA GEOTHERMAL POWER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Expressed in US Dollars)

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

n)

Stock-based Compensation

The Company grants stock options to officers, directors, employees and outside consultants.  The plan is classified as an equity settled stock-based compensation plan. Accordingly, the fair value of stock options is expensed or capitalized to qualifying assets, as appropriate, with an offsetting credit to contributed surplus.  The fair value of stock options which vest immediately is recorded at the date of grant and the fair value of options which vest in the future is recognized on a straight-line basis over the vesting period.  Upon exercise of options, any consideration received, together with the related portion of contributed surplus, is credited to share capital. The Company accrues compensation costs based on the assumption that all instruments subject only to a service requirement will vest.  The effect of actual forfeitures is recognized as they occur.

The Company uses the Black-Scholes option valuation model to estimate the fair value of stock-based compensation.  The Black-Scholes option valuation model requires the input of subjective assumptions.  Changes in these assumptions can materially affect the fair value estimate.

o)

Borrowing Costs

Interest costs on borrowings incurred to finance the construction of property, plant and equipment and the development of geothermal properties are capitalized during the period of time that is required to complete and prepare the asset for its intended use.

p)

Income Taxes

Income taxes are accounted for under the asset and liability method of accounting.  Under this method, future tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases.  Future income tax assets or liabilities are measured using the tax rates anticipated to apply in the periods when the temporary differences are expected to reverse. Future tax assets are recognized to the extent that they are considered more likely than not to be realized.

q)

Loss Per Common Share

Basic loss per share is computed using the weighted average number of common shares outstanding during the period.  Diluted per share information is calculated using the number of common shares that would have been outstanding if the dilutive potential common shares had been issued. The dilutive effect of stock options and warrants is calculated using the treasury stock method, which assumes that any proceeds from the exercise of stock options, warrants, and other instruments would be used to purchase common shares at the average market price during the period.  No adjustment to diluted earnings per share is made if the result of these calculations is anti-dilutive.

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NEVADA GEOTHERMAL POWER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Expressed in US Dollars)

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

r)

Changes in Accounting Policies:

The Company made the following changes to its accounting policies during the year ended June 30, 2009:

i)

CICA handbook section 1400, General Standards of Financial Presentation

The amended standard changes the guidance related to management’s responsibility to assess the entity’s ability to continue as a going concern.  Management is required to assess the entity’s ability to continue as a going concern, and to take all available information relating to the future (which is at least twelve months from balance sheet date) into account when doing so.  Financial statements should be prepared on a going concern basis, unless management intends to liquidate the entity, or cease operations, or has no realistic alternative but to liquidate the entity, or cease operations.  Disclosure should be made of any material uncertainties related to events or conditions that may cast significant doubt upon the entity’s ability to continue as a going concern.  The amended standard was adopted on July 1, 2008.

ii)

CICA handbook section 1535, Capital Disclosures

The new standard requires the disclosure of information regarding the entity’s objectives, policies and processes for managing capital, as well as quantitative data about capital, and whether the entity has complied with any externally imposed capital requirements.  The standard was adopted on July 1, 2008, and has resulted in increased disclosure.

iii)

CICA handbook section 3862, Financial Instruments – Disclosures, and section 3863, Financial Instruments – Presentation

These standards replace CICA 3861, Financial Instruments – Disclosure and Presentation.  The standards increase the disclosure required and enable users to evaluate the significance of financial instruments in an entity’s financial position and performance, including disclosures about fair value.  In addition, disclosure is required of qualitative and quantitative information about exposure to risks arising from financial instruments, including specified minimum disclosures about credit risk, liquidity risk and market risk.  The quantitative disclosures must provide information about the extent to which the Company is exposed to such risk, based on information provided internally to the entity’s key management personnel.  The standards were adopted effective July 1, 2008, and affected the financial statements by increased disclosure, which is provided in note 14.

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NEVADA GEOTHERMAL POWER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Expressed in US Dollars)

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

r)

Changes in Accounting Policies (Continued):

iv)

Change in reporting currency and classification of foreign subsidiaries

Effective October 1, 2008, the Company designated its US subsidiary as self-sustaining and changed its reporting currency to the US dollar.  The change in reporting currency was made to better reflect the Company’s business activities, comprising primarily the construction of the geothermal power plant facility in Nevada and the associated US dollar denominated financing and US dollar denominated power purchase agreement.  Prior to October 1, 2008, the Company reported its annual and quarterly consolidated balance sheets and the related consolidated statements of operations and cash flows in Canadian dollars (CAD).  In making this change in reporting currency, the Company followed the recommendations of the Emerging Issues Committee (EIC) of the Canadian Institute of Chartered Accountants (CICA), set out in EIC-130, Translation Method when the Reporting Currency Differs from the Measurement Currency or there is a Change in the Reporting Currency.

In accordance with EIC-130, the financial statements for all years and periods presented have been translated into the new reporting currency using the current rate method.  Under this method, the statements of operations and cash flow statement items for each year and period have been translated into the reporting currency using the average exchange rates prevailing during each reporting period.  All assets and liabilities have been translated using the exchange rate prevailing at the consolidated balance sheets dates.  All resulting exchange differences arising from the translation are included as a separate component of other comprehensive income.  All comparative financial information has been restated to reflect the Company’s results as if they had been historically reported in US dollars.

v)

EIC-173, Credit Risk and the Fair Value of Financial Assets and Financial Liabilities.

The EIC clarifies that an entity's own credit risk and the credit risk of the counterparty should be taken into account in determining the fair value of financial assets and financial liabilities, including derivative instruments. The EIC should be applied retrospectively without restatement of prior periods to all financial assets and liabilities measured at fair value in interim and annual financial statements for periods ending on or after January 20, 2009, and the Company implemented the EIC in the year ended June 30, 2009. The implementation of the EIC did not have an impact on the Company’s financial statements.

~ 13 ~

NEVADA GEOTHERMAL POWER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Expressed in US Dollars)

3.

FUTURE ACCOUNTING CHANGES

a)

CICA handbook section 3064, Goodwill and Intangible Assets

In February 2008, the CICA issued Handbook section 3064 – Goodwill and Intangible Assets, which replaces Section 3062, Goodwill and Intangible Assets, and Section 3450, Research and Development Costs. This new section establishes standards for the recognition, measurement and disclosure of goodwill and intangible assets and also prescribes the recognition and measurement of impairment losses. The standard is effective for financial years beginning on or after October 1, 2008, and the Company will be implementing the standard in its annual and interim financial statements for the year ending June 30, 2010. The adoption of the new standard is not expected to have a material effect on the financial statements.

b)

CICA handbook section 1582, Business Combinations, section 1601, Consolidated Financial Statements and section 1602, Non-controlling interests

The abovementioned sections were released in January 2009. Section 1582 should be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after January 1, 2011. Sections 1601 and 1602 apply to interim and consolidated financial statements for financial years beginning on or after January 1, 2011. Earlier application of all three sections is permitted, but all three sections have to be adopted together. The adoption of the new standards will result in a number of changes to the treatment of acquisitions, notably the measurement of non-controlling interests at fair value by the parent group, the requirement to expense acquisition costs, and the accounting for contingent consideration as a financial liability, measured at fair value.  The effect of the new standard on the Company will depend on the circumstances of future business combinations, if any.

c)

CICA handbook section 3862, Financial Instruments – Disclosures

Section 3862 was amended during June 2009 to enhance the disclosure requirements regarding liquidity risk of financial instruments and to add new disclosure requirements about fair value measurements of financial instruments.  The amendments apply to annual financial statements for fiscal years ending after September 30, 2009, and the Company will adopt the amendment for its annual and interim financial statements for the year ending June 30, 2010.

~ 14 ~

NEVADA GEOTHERMAL POWER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Expressed in US Dollars)

3.

FUTURE ACCOUNTING CHANGES (Continued)

d)

International Financial Reporting Standards

During 2008, the CICA Accounting Standards Board (“AcSB”) confirmed that International Financial Reporting Standards (“IFRS”) adoption will be mandatory for publicly accountable enterprises for financial years beginning on or after January 1, 2011. The Company will therefore prepare its first annual report under IFRS in respect of the year ending June 30, 2012, and its first interim report under IFRS for the quarter ending September 30, 2011.  Comparative information in respect of the 2011 financial year will be provided in both cases.

4.

CAPITAL MANAGEMENT

The Company’s objectives when managing capital are to:

i)

ensure there are adequate capital resources to safeguard the Company’s ability to continue as a going concern;

ii)

maintain adequate levels of funding to support the exploration and development of its geothermal properties;

iii)

maintain investor, creditor and market confidence to sustain future development of the business; and

iv)

provide returns to shareholders and benefits for other stakeholders.

The capital structure of the Company consists of share capital, contributed surplus and deficit, and long-term liabilities.

The Company currently does not have any projects producing revenue. The Blue Mountain project is funded by a loan provided by TCW, and it is anticipated that the project will start to generate revenue by the second quarter of the 2010 financial year.  The Pumpernickel Valley, Black Warrior and Crump Geyser projects are currently funded by equity financing.  Until the Company generates revenue, it will be dependent upon its equity to fund administration and further exploration of properties other than Blue Mountain.

The Company manages its capital in a manner that provides sufficient funding for exploration and development activities.  Annual budgets and rolling forecasts are used to determine the necessary capital requirements.  The budgets are prepared by management, approved by the Board of Directors and are updated for changes in the underlying assumptions, economic conditions and risk characteristics of the underlying assets, as necessary.

The Company is not subject to externally imposed capital requirements.

~ 15 ~

NEVADA GEOTHERMAL POWER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Expressed in US Dollars)

5.

MARKETABLE SECURITIES

		2009		2008
	Number		Number
	Of Shares	Amount	Of Shares	Amount
Sierra Geothermal Power Corp.
Cost – common shares	400,000	$146,817	400,000	$146,817
Unrealized (loss) gain	-	(60,832)	-	33,823

	400,000	$85,985	400,000	$180,640

The unrealized loss on marketable securities has not been recognized as an impairment loss due to the high volatility of the Sierra Geothermal share price.

6.

PROPERTY, PLANT AND EQUIPMENT

			2009
		Accumulated	Net Book
	Cost	Amortization	Value

Computer equipment	$93,742	$48,797	$44,945
Field equipment	131,430	49,313	82,117
Land	161,187	-	161,187
Office furniture and equipment	54,341	23,729	30,612
Computer software	66,556	53,542	13,014
Vehicles	68,340	6,834	61,506
Construction in progress - Blue Mountain	111,768,024	-	111,768,024
	$112,343,620	$182,215	$112,161,405

			2008
		Accumulated	Net Book
	Cost	Amortization	Value

Computer equipment	$93,157	$36,014	$57,143
Field equipment	158,679	25,961	132,718
Land	152,445	-	152,445
Office furniture and equipment	58,632	18,244	40,388
Computer software	44,735	31,471	13,264
Construction in progress - Blue Mountain	18,165,325	-	18,165,325
	$18,672,973	$111,690	$18,561,283

Interest of $9,573,084 was capitalised to construction in progress during the year (2008 - $1,038,071).

~ 16 ~

NEVADA GEOTHERMAL POWER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Expressed in US Dollars)

7.

INTERESTS IN GEOTHERMAL PROPERTIES

The acquisition and deferred exploration and development expenditures of the Company’s geothermal property interests, all located in the U.S., are as follows:

	2009	2008
Blue Mountain Project - Nevada	$87,565,210	$49,573,306
Pumpernickel Valley Project - Nevada	118,455	-
Crump Geyser - Oregon	501,709	476,472
Black Warrior Peak Project - Nevada	375,752	201,148
	$88,561,126	$50,250,926

a)

Blue Mountain Project, Nevada

The Company holds a 100% leasehold interest in certain lands located in Humboldt County, Nevada.  The leasehold interest covers 4,445 hectares (10,984 acres) on 17 land sections. The interest entitles the Company to explore, develop and produce any geothermal resources located on the properties.  The Company also has the option to purchase the freehold interest, consisting of 1,295 hectares (3,200 acres) out of a total of the 3,885 hectares (9,600 acres) of the leasehold interest.  The property interests are subject to production royalties ranging from 1.75% to 3.5% on sales of electrical power, and 5% to 10% from sales of energy for other uses.

~ 17 ~

NEVADA GEOTHERMAL POWER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Expressed in US Dollars)

7.

INTERESTS IN GEOTHERMAL PROPERTIES (Continued)

a)

Blue Mountain Project, Nevada (Continued)

The following costs have been incurred on the project:

	2009	2008
Acquisition
Property leases, permits and regulatory	$132,250	$107,734

Deferred exploration
Geological and geophysical	1,071,345	1,098,285
Non-geological consulting	159,461	90,230
Drilling	31,734,701	18,289,719
Road Maintenance	9,060	-
Camp and field supplies	4,624,067	2,944,960
Reports and maps	12	38,048
Testing	1,077,433	685,226
Interest capitalized	2,602,175	1,083,239
(Decrease) increase in drilling advances	(152,750)	395,396
(Decrease) increase in ARO	(348,782)	627,858

Costs incurred during the year	40,908,972	25,360,695
Balance, beginning of year	49,573,306	24,212,611
Adjustment due to change in presentation currency at October 1, 2008	(2,917,068)	-
Balance, end of year	$87,565,210	$49,573,306

~ 18 ~

NEVADA GEOTHERMAL POWER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Expressed in US Dollars)

7.

INTERESTS IN GEOTHERMAL PROPERTIES (Continued)

b)

Pumpernickel Valley Project, Nevada

The Company has private and federal geothermal leases comprising a total holding of 2,810 hectares (6,942 acres).  The Company leases geothermal rights from Newmont USA, certain private land owners and the United States Bureau of Land Management (“BLM”).  Under an agreement with Ormat Nevada Inc. (“Ormat”), the Company gave Ormat a right of first refusal for the supply of the Pumpernickel project equipment in return for a BLM lease and preferred equipment pricing.  The Newmont lease grants the Company the exclusive geothermal, surface and water rights.  The Company pays $3/acre, with all rental payments creditable to royalties due upon production of:

•

3½% of gross proceeds from electrical power sales (less taxes and transmission costs);

•

5% of the gross proceeds of a sale of any substances in an arm’s length transaction;

•

2% of the gross proceeds from the sale of, or manufacture, of by-products;

•

10% of net profits from the use of substances at a commercial facility other than an electric power generating facility; and

•

Substances or electrical power used by the Company for operations at an on-site electrical generating plant or other commercial facilities are not subject to royalties.

The BLM lease transferred from Ormat is encumbered by a royalty interest (0.5%) payable to Ehni Enterprises Inc.

The following costs have been incurred on the project:

	2009	2008
Acquisition
Property leases, permits and regulatory	$24,852	$3,363

Deferred exploration
Camp and field supplies	8,007	8,291
Drilling	(5,739)	275,169
Geological and geophysical	23,107	83,071
Non-geological consulting	33,471	1,353
Reports and maps	-	162
Testing	4,128	1,622
Water analysis	-	1,346
Sierra Geothermal funding and option payments	30,629	(374,377)

Costs incurred during the year	118,455	-
Balance, beginning of year	-	-
Balance, end of year	$118,455	$-

~ 19 ~

NEVADA GEOTHERMAL POWER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Expressed in US Dollars)

7.

INTERESTS IN GEOTHERMAL PROPERTIES (Continued)

c)

Crump Geyser, Oregon

On August 1, 2005, the Company leased 2,916 hectares (7,206 acres) of geothermal land located in south-eastern Oregon.  The leases are on private land and are subject to a royalty of 3.5% of the gross revenues from the availability, sale or use of electricity.

The following costs have been incurred on the project:

	2009	2008
Acquisition
Property leases, permits and regulatory	$29,577	$44,420

Deferred exploration
Camp and field supplies	2,964	1,855
Geological and geophysical	37,506	18,528
Legal and consulting (non-geological)	4,786	2,602
Reports and maps	1,340	308

Costs incurred during the year	76,173	67,713
Balance, beginning of year	476,472	408,759
Adjustment due to change inpresentation currency at October 1, 2008	(50,936)	-
Balance, end of year	$501,709	$476,472

~ 20 ~

NEVADA GEOTHERMAL POWER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Expressed in US Dollars)

7.

INTERESTS IN GEOTHERMAL PROPERTIES (Continued)

d)

Black Warrior Peak Project, Nevada

The project is located in Washoe and Churchill Counties, Nevada.  The Company has a total of 2,539 hectares (6,273 acres) of both private land and federal lands including water and surface rights.  The private leases are subject to a royalty of 3.5% on gross revenue from electricity sales. The Company can purchase the royalty for $1 million.

The following costs have been incurred on the project:

	2009	2008
Acquisition
Property leases, permits and regulatory	$33,409	$42,830

Deferred exploration
Camp and field supplies	5,199	1,510
Drilling	26,857	-
Geological and geophysical	110,654	57,381
Legal and consulting (non-geological)	12,678	-
Reports and maps	535	29

Costs incurred during the year	189,332	101,750
Balance, beginning of year	201,148	99,398
Adjustment due to change in presentation currency at October 1, 2008	(14,728)	-
Balance, end of year	$375,752	$201,148

8.

DEFERRED CONSTRUCTION AMOUNTS PAYABLE

Deferred construction amounts payable consist of $3,000,000 in deferred payments and holdbacks payable of $6,028,380.  These amounts are due on completion of the Blue Mountain construction project.

9.

LONG-TERM PAYABLES

Long-term payables consist of Nevada Sales and Use Tax deferred on plant construction purchases.  The deferred taxes are payable over a period starting during 2009/2010 and ending October 31, 2013.  Payments of approximately $23,000 are due each month until October 2013. The amounts recorded in the financial statements are the scheduled repayments discounted at an effective interest rate of 14% per year.  The current portion of the Sales and Use Tax has been included in accounts payable.

	2009	2008
Taxes payable	$1,012,448	$-
Short-term portion included in accounts payable	(380,266)	-
Long-term portion	$632,182	$-

~ 21 ~

NEVADA GEOTHERMAL POWER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Expressed in US Dollars)

10. LONG-TERM LIABILITIES

	2009	2008

Long-term liabilities	$149,095,125	$20,903,323
Short-term portion	(149,095,125)	-
	$-	$20,903,323

a)

TCW financing

On August 29, 2008, the Company closed a financing with TCW, a New York based investment management firm, for an amount of up to $180 million.

The principal terms of the TCW loan are as follows:

-

14% interest per annum, payable quarterly, over a 15 year term maturing November 30, 2023;

-

Accrued interest will be added to the principal prior to commercial operation and thereafter 6% interest per annum may be deferred if enough cash is not available to fund the full interest payments;

-

The principal will be repaid from available cash flow – the lender has the right to receive cash interest plus 60% of available project cash, which will increase to 100% if target loan principle balances are exceeded;

-

Upon the earlier of repayment of the debt and maturity, the lender can exercise a cash settled option for a nominal exercise price and receive in cash an amount equal to 7.5% of the fair market value of the equity of NGP Blue Mountain I LLC (“NGP I”).

-

The last $10 million of the $180 million commitment, if drawn, results in an increase of the cash settled option by 0.5% interest in the project for each million drawn;

-

The loan may be refinanced under certain circumstances.  Refinancing of the balance in excess of $70 million prior to refinancing target date is subject to a 2% prepayment fee.  Refinancing of the balance below $70 million, and the total balance after refinancing target date, is subject to a make-whole premium equal to the difference between the present value of the remaining payments discounted at the yield of similar maturity United States Treasury securities and the principal amount of the loan being repaid;

-

The refinancing target date is the later of 30 days after commercial operation or substantial completion, and may not be later than February 28, 2010.

The financing provided by TCW is secured by a pledge of all the equity interests of both NGP Blue Mountain Holdco LLC (“Holdco”) and NGP I, and over substantially all the assets of NGP I.  Holdco’s assets comprise the equity interests of NGP I.  NGP I’s assets include the Company’s Blue Mountain leases and the electricity generation plant under construction.  In addition, TCW has a first priority lien on certain accounts established in connection with the financing to hold the proceeds of advances provided by TCW and revenues generated by operation of the project.

~ 22 ~

NEVADA GEOTHERMAL POWER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Expressed in US Dollars)

10.

LONG-TERM LIABILITIES (Continued)

The terms of the loan are structured in such a way as to require the Company to refinance a significant portion of the debt outstanding as at balance sheet date shortly after the later of commercial operation and substantial completion of the electricity generation plant, in order to avoid debt covenant violations. As at June 30, 2009, the Company was not in compliance with certain of the terms of the loan agreement, principally those relating to the project capital costs, and while no event of default has been asserted, the loan has been disclosed as a short-term liability.

Loan proceeds	$148,166,680
Transaction costs	(8,874,089)
Net cash raised	139,292,591
Fair value of cash settled option at inception	(1,759,501)
Interest capitalized to loan balance	11,167,014
Commitment fee capitalized to loan balance	264,925
Interest accretion	907,974
Adjustment: change in estimate of future cash flows	(777,878)
Balance as at June 30, 2009	$149,095,125

The effective interest rate of the instrument over its expected life is 17%. The fair value of the loan at June 30, 2009, calculated by discounting the expected future cash flows at the interest rate available to the Company at balance sheet date, is approximately $181.5 million. The calculation was performed using an estimated interest rate of 9%.

b)

Glitnir Bank hf (“Glitnir”) loan

On November 1, 2007, the Company closed a bridge financing with Glitnir, secured by the assets of the Blue Mountain project. Under the terms of the financing, interest was charged based upon either 90 day LIBOR or the greater of the average of the overnight Federal funds transactions rate plus 0.5% and the Wall Street Journal prime rate, plus a margin ranging from 2.25% to 4.25% per annum.  The Company had no obligation to make any payment of interest or principal prior to the earlier of the closing of construction financing or November 1, 2008. The loan was repaid with the proceeds of the TCW financing, and was accordingly classified as long-term as at June 2008.

11.

ASSET RETIREMENT OBLIGATION

The asset retirement obligation arises from the Company’s investment in the Blue Mountain project.  Although the ultimate amount of the site restoration and reclamation costs is uncertain, the present value of these obligations is based on information currently available.  Such costs include: land rehabilitation, demolition of buildings, removal of cement from and the restoration of well holes, removal of power poles and other costs.  The majority of costs attributed to these commitments and contingencies are expected to be incurred after 2039, and are to be funded mainly from the Company’s cash provided by operating activities.

~ 23 ~

NEVADA GEOTHERMAL POWER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Expressed in US Dollars)

11.

ASSET RETIREMENT OBLIGATION (Continued)

The Company’s provision for future site reclamation and closure costs is based on known United States federal and local laws and regulations concerning environmental requirements.  The total undiscounted amount of expected cash flows required to settle the asset retirement obligation is estimated at $10,580,156 (2008 - $5,269,925). The liability for the expected cash flows, as reflected in the consolidated financial statements, has been discounted at a credit adjusted risk-free rate of 9.31% (2008 – 8.84%).  During the year, the Company changed the expected life of wells, used in computing the asset retirement obligation, from 20 years to 30 years.

	2009	2008

Opening Balance	$1,054,645	$400,620

Additonal liabilities incurred - plant	168,380	-
Additonal liabilities incurred - wells	235,140	633,094
Revision of prior years estimates	(583,922)	-
Accretion expense	58,446	20,931
Balance	$932,689	$1,054,645

12.

INCOME TAXES

The recovery of income taxes differs from the amounts obtained by applying statutory rates due to the following:

	2009	2008

Statutory tax rate	29.25%	31.00%
Expected income tax recovery at statutory rates	$(1,488,462)	$(1,068,105)
Change in future tax rates	-	(361,315)
Non-deductible and non-taxable items	632,480	(53,455)
Benefit of losses not recognized	855,982	1,482,875
Future income tax expense	$-	$-

~ 24 ~

NEVADA GEOTHERMAL POWER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Expressed in US Dollars)

12.

INCOME TAXES (Continued)

The significant components of the Company’s future tax assets (liability) are as follows:

	2009	2008

Operating losses	$9,636,851	$17,829,536
Share issuance costs and other	355,808	880,213
	9,992,659	18,709,749
Valuation allowance	(3,037,932)	(2,948,369)
Net future income tax assets	6,954,726	15,761,380
Geothermal properties and property, plant and equipment	(8,275,166)	(15,761,380)
Net future income tax liability	$(1,320,440)	$-

The Company has non-capital losses carried forward of approximately CAD10,474,593 (2008 – CAD8,264,292) and USD20,578,041 (2008 – USD8,668,030), that may be available for tax purposes.

Non-capital losses for tax purposes expire as follows:

2010	$392,543
2014	382,048
2015	920,320
2023	40,202
2024	325,055
2025	160,100
2026	1,591,441
2027	4,084,376
2028	7,626,243
2029	14,062,241
$29,584,569

~ 25 ~

NEVADA GEOTHERMAL POWER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Expressed in US Dollars)

13.

SHARE CAPITAL

a)

Authorized

Unlimited voting common shares – no par value

25,000,000 first preferred shares – no par value (none issued)

25,000,000 second preferred shares – no par value (none issued)

b)

Common Shares Issued and Outstanding

	Shares	Amount

Balance, June 30, 2007	76,824,171	$36,875,324

Issued for cash
Agents' units exercised	1,573,333	1,396,783
Net proceeds from private placement	15,000,000	13,675,004
Stock options exercised	587,000	349,351
Share purchase warrants exercised	25,000	27,223
Stock options exercised - stock option valuation	-	1,248,254
Issued for recruitment fees	160,000	129,880
Balance, June 30, 2008	94,169,504	$53,701,819

Issued for cash
Stock options exercised	378,000	94,899
Stock options exercised - stock option valuation	-	61,030
Balance, June 30, 2009	94,547,504	$53,857,748

~ 26 ~

NEVADA GEOTHERMAL POWER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Expressed in US Dollars)

13.

SHARE CAPITAL (Continued)

c)

Stock Options

During the year ended June 30, 2009, the Company received $94,899 (2008 - $349,351) from the exercise of 378,000 (2008 – 587,000) stock options.

A summary of the changes in stock options for the year ended June 30, 2009 is below:

		Weighted
		Average
	Number	Exercise
	of	Price
	Options	CAD $

Balance, June 30, 2007	6,540,000	$0.68

Granted	2,286,000	1.02
Exercised	(587,000)	(0.60)
Forfeited	(230,000)	(0.81)

Balance, June 30, 2008	8,009,000	$0.78

Granted	1,966,000	0.58
Exercised	(378,000)	0.28
Forfeited or Expired	(301,000)	(0.55)
Balance, June 30, 2009	9,296,000	$0.76

~ 27 ~

NEVADA GEOTHERMAL POWER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Expressed in US Dollars)

13.

SHARE CAPITAL (Continued)

c)

Stock Options (Continued)

As at June 30, 2009, the following stock options were outstanding:

	Number		Weighted	Number
	Outstanding		Average	Exercisable
Exercise	at	Remaining	Exercise	at
Price	June 30	Contractual	Price	June 30
CAD $	2009	Life (Yrs)	CAD $	2009

$0.45	1,124,000	4.69	$0.45	732,500
$0.47	250,000	4.91	$0.47	250,000
$0.50	100,000	4.39	$0.50	100,000
$0.54	117,000	0.26	$0.54	117,000
$0.63	150,000	4.83	$0.63	37,500
$0.65	3,535,000	2.76	$0.65	3,535,000
$0.80	250,000	4.39	$0.80	250,000
$0.81	80,000	3.09	$0.81	80,000
$0.90	1,360,000	1.55	$0.90	1,360,000
$1.02	100,000	4.03	$1.02	100,000
$1.03	1,323,000	3.91	$1.03	1,323,000
$1.08	200,000	4.13	$1.08	200,000
$1.10	42,000	4.08	$1.10	31,500
$1.12	410,000	3.66	$1.12	410,000
$1.15	255,000	3.42	$1.15	255,000
	9,296,000	3.18	$0.76	8,781,500

The Company has a stock option plan that provides for the issuance of options to its directors, officers, employees and consultants.  The maximum number of outstanding options is 10% of the issued and outstanding shares at any point in time.  During the year ended June 30, 2009, the Company recorded $307,359 (2008 - $858,924) in stock-based compensation for options granted.

The exercise price of each option equals the market price of the Company’s stock on the date of the grant.  Historically, most options granted vested immediately.  During the year, the Board approved a policy under which employee options vest over an 18 month period. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

~ 28 ~

NEVADA GEOTHERMAL POWER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Expressed in US Dollars)

13.

SHARE CAPITAL (Continued)

c)

Stock Options (Continued)

	2009	2008

Risk free interest rate	0.80-3.76%	2.88-4.67%
Expected life	2 years	1-2 years
Expected volatility	58-79%	47-63%
Expected dividend yield	0%	0%
Weighted average value of options granted	$0.16	$0.38

d)

Share Purchase Warrants

A summary of the changes in share purchase warrants for the year ended June 30, 2009 is below:

		Weighted
	Number	Average
	of	Exercise
	Warrants	Price

Balance, June 30, 2007 and 2008	23,052,000	$1.10

Expired	(23,052,000)	1.10
Balance, June 30, 2009	-	$-

e)

Agents’ Compensation Units and Options

A summary of the changes in agents’ compensation units and options for year ended June 30, 2009 is below:

	Agent's Units		Agents' Options

		Weighted		Weighted
	Number	Average	Number	Average
	of Units	Exercise Price	of Options	Exercise Price

Balance, June 30, 2007	3,419,493	$0.77	-	$-
Granted	-	-	1,050,000	1.00
Exercised	(1,573,333)	(0.90)	-	-

Balance, June 30, 2008	1,846,160	$0.65	1,050,000	$1.00
Expired	(1,846,160)	(0.65)	-	-
Balance, June 30, 2009	-	$-	1,050,000	$1.00

~ 29 ~

NEVADA GEOTHERMAL POWER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Expressed in US Dollars)

13.

SHARE CAPITAL (Continued)

e)

Agents’ Compensation Units and Options (Continued)

As at June 30, 2009, the following agents’ compensation units and options were outstanding:

		Number		Number
		Outstanding		Exercisable
	Exercise	at	Remaining	at
	Price	June 30	Contractual	June 30
EXPIRY DATES	CAD$	2009	Life (Yrs)	2009

Agents options November 15, 2009	$1.00	1,050,000	0.38	1,050,000

14.

FINANCIAL INSTRUMENTS

a)

Classification of financial instruments

	2009	2008

Financial assets held for trading, carried at fair value
Cash and cash equivalents	$2,390,428	$11,473,360
Restricted cash	18,595,436	674,452

Loans and receivables, carried at amortized cost
Amounts receivable	115,039	143,638

Available-for-sale financial assets, carried at fair value
Marketable securities	85,985	180,640

Financial liabilities held for trading, carried at fair value
Cash settled option	1,820,844	-

Other financial liabilities, carried at amortized cost:
Accounts payable and accrued liabilities	17,438,406	10,540,410
Defered construction amounts payable	9,028,380	-
Long-term payables	632,182	-
Long-term liability	149,095,125	20,903,323

~ 30 ~

NEVADA GEOTHERMAL POWER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Expressed in US Dollars)

14.

FINANCIAL INSTRUMENTS (Continued)

b)

Fair value of financial assets and financial liabilities

The carrying values of the following financial assets and liabilities are assumed to approximate their fair values, due to the relatively short periods to maturity of these items: Cash and cash equivalents, amounts receivable, restricted cash, accounts payable and accrued liabilities and deferred construction amounts payable.

The fair value of the marketable securities is based on market prices as at year-end. The fair value of the cash settled option is based on a discounted cash flow model.

The fair value of the long-term liability is estimated for disclosure purposes by discounting the future contractual cash flows at the interest rate that would be available to the Company at the balance sheet date.

c)

Financial risk factors

The Company’s activities expose it to a variety of financial risks, including market risk (this includes currency risk, interest rate risk and other price risk) as well as credit risk and liquidity risk. The Company does not participate in the use of financial instruments to mitigate these risks and has no designated hedging transactions.  The Board approves and monitors the risk management processes.  The Board’s main objectives for managing risks are to ensure liquidity, the fulfillment of obligations, the continued development of the Company’s geothermal properties, and to limit exposure to credit and market risks.  The types of risk exposure and the way in which such exposures are managed are as follows:

i)

Market Risk

Market risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of the changes in market prices.

Currency risk

The operating results and financial position of the Company are reported in US dollars.  The Company operates in Canada and the United States. The Company’s US operations’ functional currency is the US dollar, and these operations are therefore subject to risk arising from future transactions as well as recognized assets and liabilities which are denominated in currencies other than US dollar. The Company’s Canadian operations’ functional currency is the Canadian dollar and these operations are therefore subject to risk arising from future transactions as well as recognized assets and liabilities which are denominated in currencies other than Canadian dollar.

~ 31 ~

NEVADA GEOTHERMAL POWER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Expressed in US Dollars)

14.

FINANCIAL INSTRUMENTS (Continued)

c)

Financial risk factors (Continued)

Currency risk (Continued)

The sensitivity analysis below provides details on the effect of a reasonably possible change in exchange rates on the net income and other comprehensive income of the Company.  The effect on other comprehensive income arises from the translation of the financial statements of the Company’s Canadian operations into US dollar.

	Carrying amount	5% increase	5% decrease
	of asset (liability)	in value	in value
	June 30, 2009	of CAD	of CAD
Effect on net income

Cash and cash equivalents denominated in USD in Canadian Operations	$657,500	$(32,757)	$32,757

Effect on other comprehensive income
Cash and cash equivalents denominated in CAD	1,127,340	59,334	(53,683)

Amounts receivable denominated in CAD	20,791	1,094	(990)
Accounts payable and accrued liabilities	(205,745)	(10,829)	9,797
	$1,599,885	$16,843	$(12,119)

Cash flow and fair value interest rate risk

Financial instruments with floating rates are subject to cash flow interest rate risk; financial instruments with fixed rates are subject to fair value interest rate risk. The Company invests its cash and cash equivalents in certificates of deposit and guaranteed investment certificates and bankers’ acceptances with terms of 90 days or less in order to maintain liquidity while achieving a satisfactory return for shareholders. A balance is maintained between fixed and floating rate instruments. The long-term liability has a fixed interest rate of 14% and is subject to fair value interest rate risk.  The instrument is carried at amortized cost, and changes in market interest rates will not affect income.

	Carrying amount
	of asset (liability)	1% increase	1% decrease
	June 30, 2009	in interest rates	in interest rates
Effect on net income
Cash and cash equivalents with floating rates	$2,412,085	$30,101	$(16,030)
Cash settled option	(1,820,844)	90,553	(94,934)
	$591,241	$120,654	$(110,964)

~ 32 ~

NEVADA GEOTHERMAL POWER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Expressed in US Dollars)

14.

FINANCIAL INSTRUMENTS (Continued)

c)

Financial risk factors (Continued)

Other price risk

Other price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices, such as commodity or equity prices.   The Company is subject to other price risk, since the fair value of the marketable securities is affected by equity prices.

	Carrying amount
	of asset (liability)	50% increase	in 50% decrease in
	June 30, 2009	share price	share price
Effect on other comprehensive income
Marketable securities	$85,985	$42,993	$(42,993)

In addition the fair value of the cash settled option is affected by estimated market prices for electricity.

	Carrying amount	2% increase	2% decrease
	of asset (liability)	in electricity	in electricity
	June 30, 2009	prices	prices
Effect on net income
Cash settled option	$(1,820,844)	$(64,830)	$68,192

Credit Risk

The Company has limited exposure to credit risk, since credit risk primarily arises from the Company’s cash and cash equivalents, restricted cash and amounts receivable.  The risk exposure is limited to the carrying amounts of these items at the balance sheet date. Cash and cash equivalents are held as cash deposits and invested in bankers’ acceptance, guaranteed investment certificates and certificates of deposit with various maturity dates.  Restricted cash consists of certificates of deposit held with the Bank of the West and guaranteed investment certificates at Royal Bank of Canada. The Company periodically assesses the quality of its investments and is satisfied with the credit ratings of its banks and their certificates of deposit and guaranteed investment certificates.

Amounts receivable consist of goods and services tax recoverable and amounts due from a previous joint-venture partner, Sierra Geothermal Power Corp (“SRA”).  To reduce credit risk, the Company regularly reviews the collectability of its amounts receivable and establishes an allowance based on its best estimate of potentially uncollectable amounts.  In December 2008, SRA notified the Company that it will not be able to meet the final commitments in order to earn a 50% joint-venture interest in the Pumpernickel Project, and is disputing the amount owing to the Company.  The Company has reduced the amount of the receivable from SRA to the estimated recoverable amount as at balance sheet date.

~ 33 ~

NEVADA GEOTHERMAL POWER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Expressed in US Dollars)

14.

FINANCIAL INSTRUMENTS (Continued)

d)

Financial risk factors (Continued)

ii)

Liquidity Risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting its obligations associated with financial liabilities that are settled by delivering cash or another financial asset.

The Company ensures there are sufficient funds available to meet short-term business requirements, taking into account the Company’s holdings of cash and cash equivalents and undrawn funds from the committed TCW loan.  Management prepares annual operating and capital expenditure budgets and prepares cash flows and liquidity forecasts.

During the construction phase of the Blue Mountain property, the working capital reflected on the balance sheet has typically been negative, since the TCW loan draw occurs subsequent to month-end, and current liabilities include the construction holdback payable upon completion of the Blue Mountain project.

Repayment of the TCW loan takes place on a quarterly basis, with payments commencing after substantial completion of the Blue Mountain facility.  In the event that cash flows available for the repayment are not sufficient to cover the interest payment then due, interest up to a maximum of 6% may be capitalized and added to the outstanding balance.  Capital repayments may be deferred until November 30, 2023 if sufficient cash flows are not available earlier.

The table below presents a maturity analysis of the Company’s financial liabilities that shows the remaining contractual maturities:

	Carrying	Contractual	Within 1	1 - 5	More than
	amount	cash flows	year	years	5 years

Accounts payable and accrued liabilities	$17,438,406	$17,542,854	$17,542,854	$-	$-
Deferred construction amounts payable	9,028,380	9,028,380	9,028,380	-	-
Long-term payables	632,182	766,115	-	766,115	-
Long-term liability	149,095,125	242,887,257	102,519,524	61,982,290	78,385,443
Cash settled option	1,820,844	8,149,234	-	-	8,149,234

For balance sheet purposes, the TCW long-term liability has been disclosed as short-term, since the Company was not in compliance with all the terms of the loan agreement as at year-end.  The contractual cash flows presented above were calculated with reference to the total expected cash flows over the expected life of the liability.

~ 34 ~

NEVADA GEOTHERMAL POWER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Expressed in US Dollars)

15.

RELATED PARTY TRANSACTIONS AND AMOUNTS OWING

Related party transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties

As at June, 2009, a total of $108,386 (June 2008 - $76,196) was owing to directors, officers and companies controlled by directors of the Company.  This amount is included in accounts payable and accrued liabilities, is unsecured and payable on demand.

During the years ended June 30, 2009 and 2008, the following were paid or accrued to directors, officers, former officers and to companies controlled by directors of the Company:

	2009	2008

Administration	$313,925	$393,089
Director fees	77,702	57,516
Consulting, including financing success fee	1,184,131	813,458
Rent	-	11,489
Recruitment fees	-	129,801
Property, plant and equipment	-	101,054

Administration is primarily comprised of salary paid to the chief executive officer and chief financial officer, who are also directors and officers of the Company, during the normal course of their employment. Geothermal consulting costs primarily result from success fees paid to a director of the Company in connection with successfully arranging the Company’s TCW loan and letters of credit in support of the Limited Notice to Proceed contracted with Ormat.

16.

COMMITMENTS

a)

The Company has entered into operating leases for premises, vehicles and geothermal resources.  The minimum annual commitments (including work commitments) are as follows:

2010	$703,330
2011	711,876
2012	677,583
2013	694,329
2014	487,523
2015 and thereafter	2,117,149
$5,391,790

~ 35 ~

NEVADA GEOTHERMAL POWER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Expressed in US Dollars)

16.

COMMITMENTS (Continued)

b)

During 2006 the Company signed a 20-year power purchase agreement with NVE for continuous supply of up to approximately 35 gross megawatts of geothermal power to be produced from a new geothermal power plant to be built at the Company’s Blue Mountain geothermal site, in northern Nevada.  The power will be used by the utility to serve its customers in Nevada. The PPA was secured by a cash collateralized $645K letter of credit issued by Royal Bank of Canada.

On November 3, 2008, the Company and NVE amended the PPA at higher pricing and power sales, consistent with the size of the resource and the plant under construction.  At the same time an additional cash collateralized letter of credit was provided to NVE in the amount of approximately $1.6 million. The agreement also commits the Company to an increase in the letter of credit by $1.6 million, within five days following commercial operation.

c)

A Large Generator Interconnect Agreement (“LGIA”) Agreement, entered into in November 2007, commits the Company to provide a letter of credit that can be drawn to reimburse NVE for network upgrades in the event the Company does not achieve commercial operation within three years of completing construction of its Blue Mountain power plant.  The Agreement also commits the Company to reimburse NVE’s interconnection facilities capital expenditures, initially estimated to reach approximately $700,000.  In February 2008, an Amendment to the LGIA Agreement resulted in a letter of credit commitment of $1.37-million, which was issued during September, 2008 by Bank of the West.  It is cash collateralized.

d)

On August 29, 2008, concurrently with the TCW financing, a Full Notice to Proceed was issued to Ormat committing the Company to an approximately $76 million fixed price, date certain (substantial completion at December 31, 2009), guaranteed performance Engineering, Procurement, and Construction contract (“EPC”). Simultaneously the $15 million letter of credit was cash collateralized and issued by Bank of the West.  The EPC contract stipulates bonuses payable to Ormat for early completion of the power plant (based on the number of days between the substantial completion date and December 31, 2009 at $20,000/day, limited to $1.8 million) and a performance bonus if net deliverable output exceeds the guaranteed output (the performance bonus is calculated at $500/kilowatt over the guaranteed output level, limited to $1 million).  As at June, the Company has incurred approximately $72 million in EPC costs.

~ 36 ~

NEVADA GEOTHERMAL POWER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Expressed in US Dollars)

16.

COMMITMENTS (Continued)

e)

Restricted Cash (relating to collateralized amounts) Short-term

Beneficiary	Issuing Bank	USD

Ormat	Bank of the West	$15,000,000
NV Energy – LGIA	Bank of the West	1,370,100
		$16,370,100
Restricted Cash (relating to collateralized amounts) Long-term
Beneficiary	Issuing Bank	USD
NV Energy – PPA	Royal Bank	$645,000
NV Energy – PPA	Bank of the West	1,580,336
		$2,225,336

17.

ADDITIONAL CASH FLOW INFORMATION

a)	Cash and cash equivalents is comprised of:	2009	2008
	Cash	$1,279,346	$997,100
	Short-term deposits	1,111,082	10,476,260
		$2,390,428	$11,473,360

b)	Interest	2009	2008
	Interest Received	$346,520	$313,783
	Interest Paid	962,357	-

c)	Supplementary Non-Cash Investing Information	2009	2008
	Amount of accounts payable for geothermal property interests	$3,605,604	$4,310,295
	Amount of accounts payable for property, plant and equipment	14,763,491	5,862,041
	Amount of deferred construction amounts payable	9,028,380	-
	Amount of future income tax included in construction in progress	1,320,440	-

~ 37 ~

NEVADA GEOTHERMAL POWER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Expressed in US Dollars)

18.

MATERIAL DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

The Company prepares its financial statements in accordance with accounting principles generally accepted in Canada ("Canadian GAAP"), which differ in certain respects from those principles that the Company would have followed had its financial statements been prepared in accordance with accounting principles generally accepted in the United States ("US GAAP"). The major differences between Canadian and US GAAP, which affect the Company’s financial statements, are described below, and their effect on the financial statements is summarized as follows:

	2009	2008	2007

Net loss in accordance with Canadian GAAP	$(5,088,760)	$(3,425,767)	$(2,538,389)

Deduct:
Interests in geothermal properties (i & ii)	(2,204,043)	(25,742,445)	(13,908,651)
Net loss in accordance with US GAAP	$(7,292,803)	$(29,168,212)	$(16,447,040)

Basic and diluted loss per common share (US GAAP)	$(0.08)	$(0.37)	$(0.27)
Weighted average shares outstanding (US GAAP)	94,438,849	79,122,910	61,294,757

The Company’s US comprehensive loss is comprised as follows:

	2009	2008	2007

Net loss for the year (US GAAP)	$(7,292,803)	$(29,168,212)	$(16,447,040)

Comprehensive (Loss) Income
Foreign translation (loss) gain	1,380,863	452,333	884,306
(Decrease) increase in unrealized holding gains on marketable securities	(94,656)	(10,889)	44,713
Comprehensive loss (US GAAP)	$(6,006,596)	$(28,726,768)	$(15,518,021)

~ 38 ~

NEVADA GEOTHERMAL POWER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Expressed in US Dollars)

18.

MATERIAL DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (Continued)

Statement of Cash Flows in Accordance with US GAAP

	2009	2008	2007
Cash flows from (used in):
Cash flows used in operating activities
Net loss in accordance with US GAAP	$(7,292,803)	$(29,168,212)	$(16,447,040)

Adjustments to reconcile net loss to net cash used in operating activities:
Amortization	88,421	61,877	18,143
Accretion of asset retirement obligation	58,446	643,322	374,693
Change in fair value of cash settled option	61,343	-	-
Foreign exchange loss	1,737,199	-	-
Gain on sale of marketable securities	-	-	(91,793)
Loss on disposal of equipment	8,395	3,286	-
Marketable securities received as option payment	-	(68,303)	(41,497)
Recruitment fees	-	129,875	-
Stock-based compensation	307,359	858,890	1,129,388
Interest allocated to resource property costs	-	642,334	-
Undrawn commitment fee	264,925	-	-
Change in non-cash working capital
Decrease (increase) in accounts receivable	28,599	(70,016)	14,685
(Decrease) increase in accounts payable	(4,468,848)	1,916,334	829,657
(Increase) decrease in prepaid expenses	(766,847)	21,734	(118,835)
	(9,973,811)	(25,028,879)	(14,332,599)
Cash flows used in investing activities
Proceeds from disposal of marketable securities	-	-	174,519
Increase in restricted cash	(17,920,984)	(3,710)	(593,322)
Acquisition and construction of property, plant and equipment	(66,752,873)	(12,657,071)	(38,624)
Geothermal property interests	(32,638,155)	-	-
Proceeds from disposal of equipment	31,454	1,034	-
	(117,280,558)	(12,659,747)	(457,427)
Cash flows used in financing activities
Net proceeds from private placements	-	13,909,223	12,254,290
Loan advances	139,292,591	20,166,304	-
Loan repayment	(20,723,093)	-	-
Proceeds from agents' units exercised	-	1,401,703	-
Proceeds from options exercised	94,899	349,337	260,639
Proceeds from warrants exercised	-	27,222	-
	118,664,397	35,853,789	12,514,929

Effect of foreign exchange on cash and cash equivalents	(492,960)	599,060	595,258
Increase (Decrease) in cash and cash equivalents	$(9,082,932)	$(1,235,777)	$(1,679,839)

~ 39 ~

NEVADA GEOTHERMAL POWER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Expressed in US Dollars)

18.

MATERIAL DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (Continued)

	2009	2008	2007
Shareholders' Equity - Canadian GAAP	$42,542,780	$48,920,501	$34,217,929
Accumulated Other Comprehensive Loss	794,377	(2,183,048)	(1,309,423)
Interests in Geothermal Properties	(50,271,920)	(48,067,878)	(22,325,432)
Shareholders' Equity- US GAAP	$(6,934,763)	$(1,330,425)	$10,583,074

	2009	2008	2007
Interests in Geothermal Properties - Canadian GAAP	$88,561,126	$50,250,926	$23,634,855
Costs of interests in Geothermal Properties expensed	(49,477,543)	(50,250,926)	(23,634,855)
Difference in capitalized interest (ii)	(452,073)	-	-
Interests in Geothermal Properties - US GAAP	$38,631,510	$-	$-
Property, Plant and Equipment - Canadian GAAP	$110,840,965	$18,561,283	$50,632
Difference in capitalized interest (ii)	452,073	-	-
Property, Plant and Equipment - US GAAP	$111,293,038	$18,561,283	$50,632

Material variations in the accounting measurement principles, practices and methods used in preparing these consolidated financial statements from measurement principles, practices and methods accepted in the United States are described and quantified below.

i.

Deferred Exploration Expenditures – Interests in Geothermal Properties

Under Canadian GAAP, the Company capitalizes costs of exploration relating to its interests in geothermal properties. Under US GAAP, all such costs are expensed until the Company has determined that the property is economically feasible and capable of commercial production.  The Blue Mountain project is economically feasible.  As a result, costs incurred after the determination of economic feasibility of the Blue Mountain project in the year-ended June 30, 2009 have been capitalized.

~ 40 ~

NEVADA GEOTHERMAL POWER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Expressed in US Dollars)

18.

MATERIAL DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (Continued)

ii.

Capitalization of Interest

In addition, under Canadian GAAP the Company has capitalized all interest on borrowings to the construction of the Blue Mountain project and capitalized drilling costs are included in Interests in Geothermal Properties.  Under US GAAP, the amount of interest capitalized is calculated based on applying a capitalization rate to the average amount of accumulated expenditures for the Blue Mountain project.  Additionally, not all of the interest capitalized for Canadian GAAP can be capitalized for US GAAP as some of the expenditures relating to the Blue Mountain project were expensed under US GAAP during the year.

iii.

Recent Accounting Pronouncements

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles – a replacement of FASB Statement No. 162”. The FASB Accounting Standards Codification (“Codification”) will become the source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission “SEC” under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of this statement, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative. This statement is effective for financial statements issued for interim and annual periods ending after September 30, 2009. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)”. The objective of this statement is to improve financial reporting by enterprises involved with variable interest entities. This statement addresses (1) the effects on certain provisions of FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities”, as a result of the elimination of the qualifying special-purpose entity concept in SFAS No. 166, “Accounting for Transfers of Financial Assets”, and (2) concern about the application of certain key provisions of FASB Interpretation No. 46(R), including those in which the accounting and disclosures under the Interpretation do not always provide timely and useful information about an enterprise’s involvement in a variable interest entity. This statement is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets – an amendment of FASB No. 140”. The object of this statement is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position,

~ 41 ~

NEVADA GEOTHERMAL POWER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Expressed in US Dollars)

18.

MATERIAL DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (Continued)

iii.

Recent Accounting Pronouncements (Continued)

financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. This statement addresses (1) practices that have developed since the issuance of SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, that are not consistent with the original intent and key requirements of that statement and (2) concerns of financial statement users that many of the financial assets (and related obligations) that have been derecognized should continue to be reported in the financial statements of transferors. SFAS No. 166 must be applied as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. Earlier application is prohibited. This statement must be applied to transfers occurring on or after the effective date. Additionally, on and after the effective date, the concept of a qualifying special-purpose entity is no longer relevant for accounting purposes. The disclosure provisions of this statement should be applied to transfers that occurred both before and after the effective date of this statement. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

In May 2009, FASB issued SFAS No. 165 (SFAS 165), “Subsequent Events”. SFAS 165 establishes general standards of for the evaluation, recognition and disclosure of events and transactions that occur after the balance sheet date. Although there is new terminology, the standard is based on the same principles as those that currently exist in the auditing standards. The standard, which includes a new required disclosure of the date through which an entity has evaluated subsequent events, is effective for interim or annual periods ending after June 15, 2009.  The adoption of SFAS 165 did not have a material effect on the Company’s consolidated financial statements.

In June 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”. FSP EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting, and therefore need to be included in the computation of earnings per share under the two-class method as described in FASB Statement of Financial Accounting Standards No. 128, “Earnings per Share.” FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning on or after December 15, 2008 and earlier adoption is prohibited. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

In May 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts – An interpretation of FASB Statement No. 60”. SFAS No. 163 requires that an insurance enterprise recognize a claim liability prior to an event of default when there is evidence that credit deterioration has occurred in an insured financial obligation. It also clarifies how Statement 60 applies to financial guarantee insurance contracts, including the

~ 42 ~

NEVADA GEOTHERMAL POWER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Expressed in US Dollars)

18.

MATERIAL DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (Continued)

iii.

Recent Accounting Pronouncements (Continued)

recognition and measurement to be used to account for premium revenue and claim liabilities, and requires expanded disclosures about financial guarantee insurance contracts. It is effective for financial statements issued for fiscal years beginning after December 15, 2008, except for some disclosures about the insurance enterprise’s risk-management activities. SFAS No. 163 requires that disclosures about the risk-management activities of the insurance enterprise be effective for the first period beginning after issuance. Except for those disclosures, earlier application is not permitted. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment to FASB Statement No. 133”.  SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under Statement No. 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged.  The adoption of this statement is not expected to have a material effect on the Company's financial statements.

19.

SUBSEQUENT EVENTS

Except as disclosed elsewhere in these consolidated financial statements, the following are significant events subsequent to June 30, 2009:

a)

Subsequent to June 30, 2009, the Company drew down a further $15,306,603 on the TCW financing to pay construction and drilling expenses of the Blue Mountain project including those incurred prior to June 30, 2009.

b)

Subsequent to June 30, 2009, a third party report recommended adding two additional wells at the Company’s Blue Mountain project, in order to improve the balance between fluid extraction and deep injection.  The Company intends to commence drilling of these two wells after start-up of the power plant.  The Company expects the Faulkner 1 power plant to begin electricity generation in the fall of 2009.  Due to the additional wells required, the Company expects that initial output of the power plant will be approximately 70% of capacity until additional wells are drilled.

c)

On July 15, 2009, the Company and Morgan Stanley agreed to terminate the Financing Commitment Letter and Term Sheet entered into on July 24, 2007 and subsequently amended on September 4, 2008.

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NEVADA GEOTHERMAL POWER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2009

(Expressed in US Dollars)

19.

SUBSEQUENT EVENTS (Continued)

d)

On August 10, 2009, the EPC letter of credit was reduced by $2.1 million. Proceeds were used to fund amounts payable to Ormat. The letter of credit was reduced by a further $2.1 million on September 10, 2009.

e)

During July, the US Treasury Department issued guidance indicating the Company’s intangible drilling costs, in addition to its tangible project costs, are eligible for a 30% grant under the American Recovery and Reinvestment Act of 2009. The Company intends to apply for this grant when the plant is placed in service, but is not able to estimate the amount of the grant accurately as at the date of this report.

f)

Subsequent to the quarter end the Company completed construction, tested the power plant and began selling power to NVE.  Power plant equipment exceeded guaranteed output levels.

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